Exhibit 2.2

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this “Amendment”) is entered into as of this 31st day of December, 2012, by and among (i) Behavioral Centers of America, LLC, a Delaware limited liability company (the “Company”), (ii) Behavioral Centers of America Holdings, LLC, a Delaware limited liability company (“Holdings”), (iii) Linden BCA Blocker Corp., a Delaware corporation (“Linden Blocker”), (iv) SBOF-BCA Holdings Corporation, a Delaware corporation (“Siguler Blocker”), (v) HEP BCA Holdings Corp., a Delaware corporation (“HEP Blocker” and together with Linden Blocker and the Siguler Blocker, the “Blockers”), (vi) Siguler Guff Small Buyout Opportunities Fund, LP, a Delaware limited partnership, and Siguler Guff Small Buyout Opportunities Fund (F), LP, a Delaware limited partnership (collectively referred to as “Siguler”), (vii) Health Enterprise Partners, L.P., a Delaware limited partnership, HEP BCA Co-Investors, LLC, a Delaware limited liability company (collectively referred to as “HEP”), (viii) Linden Capital Partners-A, LP, a Delaware limited partnership (“Linden” and, together with Holdings, Siguler and HEP, each, a “Seller” and, collectively, the “Sellers”), (ix) Commodore Acquisition Sub, LLC, a Delaware limited liability company (“Buyer”) and (x) Acadia Healthcare Company, Inc., a Delaware corporation (“Guarantor”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement (as hereinafter defined).

RECITALS:

WHEREAS, the Company, the Blockers, the Sellers, Buyer and Guarantor are parties to that certain Acquisition Agreement, dated November 21, 2012 (the “Acquisition Agreement”), pursuant to which, among other things, Buyer has agreed to purchase and the Sellers have agreed to sell the Acquired Securities, subject to the terms and conditions thereof; and

WHEREAS, the parties desire to enter into this Amendment to clarify certain terms and conditions of the Acquisition Agreement and to reflect the other matters referenced herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto covenant and agree as follows:

Section 1. Amendments.

1.1. The capitalized term “Identified Matters” set forth in item (3) of Section 10C(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“any of the matters set forth on Schedule 10A(v)”

1.2. The following provision is hereby added to Article 11 of the Acquisition Agreement as Section 11Q:

“11Q Bonus Payments. To the extent accrued bonuses owed to the employees of the Company or its Subsidiaries for the 2012 fiscal year (including the Company’s or its Subsidiary’s, as applicable, portion of any Taxes or withholdings with respect to such bonuses) are reflected as liabilities in the Closing Net Working Capital, Buyer agrees to pay or cause the Company or its Subsidiaries to pay such accrued bonuses to the applicable employees within seventy-five (75) days following the Closing Date. For the avoidance of doubt, in connection with the Company’s delivery of the Estimated Closing Net Working Capital to Buyer, the Company shall also deliver to Buyer a schedule of all employees entitled to receive bonus payments and the amount of such bonus payments (including the Company’s or its Subsidiary’s, as applicable, portion of any Taxes or withholdings with respect to such bonuses) that are to be paid in accordance with this Section 11Q.”

Section 2. Miscellaneous.

2.1. Effect of Amendment. Except as modified by this Amendment, the Acquisition Agreement shall remain in full force and effect. The terms of this Amendment are hereby incorporated into the Acquisition Agreement as if fully set forth therein. In the event of any conflict between the terms of this Amendment and the terms of the Acquisition Agreement, the terms of this Amendment shall control with respect to the matters specifically addressed in this Amendment.

2.2. Governing Law. The internal law (and not the law of conflicts) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment.

2.3. Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BEHAVIORAL CENTERS OF AMERICA HOLDINGS, LLC,
as Representative of the Sellers

By:	/s/ John Turner
Name:	John Turner
Title:	President

[Signature Page to Amendment No. 1 to Acquisition Agreement]

COMMODORE ACQUISITION SUB, LLC

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Vice President and Secretary

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel, and Secretary

[Signature Page to Amendment No. 1 to Acquisition Agreement]